Exhibit 99.1

For More Information Contact:

Investors:	Media:
Damon Wright (714) 382-5013	Lisa Zwick (949) 230-8794
damon.wright@ingrammicro.com	lisa.zwick@ingrammicro.com

INGRAM MICRO REPORTS 2012 SECOND QUARTER FINANCIAL RESULTS

All Regions Experience Solid Year-Over-Year Sales Increases in Local Currencies

SANTA ANA, Calif., July 26, 2012 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, today announced financial results for the second quarter ended June 30, 2012.

Worldwide sales, which were essentially flat in U.S. dollars at $8.78 billion when compared with $8.75 billion for the second quarter last year, demonstrated relatively strong local currency growth in all regions. The translation effect of foreign currencies had a negative impact of 5 percent on worldwide sales growth as compared with the prior year.

Worldwide gross profit was $452.7 million (5.16 percent of total sales), compared with $459.2 million (5.25 percent of total sales) in the 2011 second quarter. 2012 second quarter gross profit was lower than the year earlier period primarily due to a greater mix of sales in high-volume, lower margin products and in lower margin customer segments, as well as a competitive selling environment.

2012 second quarter net income was $61.3 million, or 40 cents per diluted share, which includes an aggregate net positive impact of 1 cent per diluted share for the following items:

•	A negative impact from acquisition-related costs totaling approximately $4.0 million pretax, or 2 cents per diluted share;

•	A negative impact from charges totaling $2.1 million pretax, or 1 cent per diluted share, primarily related to asset impairments associated with the closure of our operations in Argentina;

•

A positive impact from a net gain of $1.6 million pretax, or 1 cent per diluted share, due to the foreign-currency translation impact on Euro-based inventory purchases in the company’s pan-European purchasing entity, which designates the United States dollar as its functional currency; and

•

A positive impact from a net discrete tax benefit totaling approximately $4.4 million, or 3 cents per diluted share, recognized in the quarter as a result of the lapse of the statute of limitations and its impact on a tax-related reserve in Australia, and positive adjustments resulting from the resolution of portions of an Internal Revenue Service audit in the U.S.

2011 second quarter net income was $59.7 million, or 37 cents per diluted share, which included a positive impact of a net gain of $2.6 million pretax, or 1 cent per diluted share, due to the foreign-currency translation impact on Euro-based inventory purchases in the company’s pan-European entity.

2-2-2 Ingram Micro Reports 2012 Second Quarter Financial Results

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Key 2012 second quarter highlights:

•

North America’s sales grew year-over-year for the 10th consecutive quarter, up 2 percent versus the year earlier period, driven in part by double-digit growth in the region’s specialty businesses of DBL accessories, data capture/point of sale and physical security, as well as solid sales increases in the company’s higher value enterprise technology offerings.

•

Sales in Latin America hit an all-time high for a second quarter growing 14 percent, despite a 13 percentage point negative impact to sales growth from the translation impact of weaker local currencies.

•

Asia Pacific sales were up 4 percent in U.S. dollars, but were much stronger in local currencies, considering the negative 5 percent impact to sales growth from the translation of weaker local currencies. Sales for the region reached an all-time second quarter high, driven by strong double-digit growth in China and India.

•

In Europe, while sales were down in U.S. dollars by 7 percent, demand was solid in local currencies led by double-digit growth in Germany and the United Kingdom. The translation impact of weaker local currencies negatively affected growth by 10 percentage points.

•

During the second quarter, the company purchased 2.7 million shares of Ingram Micro stock for an aggregate of $50 million. Since the 3-year, $400 million repurchase program was announced on Oct. 28, 2010, 15.2 million shares have been purchased for an aggregate of $275.9 million.

•	Working capital days were 25, within the company’s targeted range of 22 to 26 days.

“We had another solid quarter, with strong sales in many countries, particularly relative to overall IT spending,” said Alain Monié, president and chief executive officer, Ingram Micro Inc. “We are executing on our strategic initiatives. We continue to invest organically in the business across all regions to fuel future accelerated growth in higher margin markets and the business is absorbing these investments while still generating solid operating margins. We are also delivering on our M&A strategy to accelerate our presence in high-growth and higher value markets, as we recently announced the signing of a definitive agreement to acquire BrightPoint Inc., a global leader in providing device lifecycle services to the mobility industry. We are moving the business in the right direction and we remain highly focused on driving further improvements across the company.”

Bill Humes, chief operating and financial officer, commented: “As illustrated by strong operating expense leverage, we are doing a good job aligning costs with the level and mix of sales in each region. Our relatively robust local currency growth rates are being fueled in-part by high-volume sales of lower gross margin products. The cost to serve these markets is low and the working capital dynamics and contribution margin are acceptable, leading to solid returns on investment. I am pleased with our performance in what continues to be a challenging selling environment throughout much of the world and look forward to our continued execution on our stated financial and strategic initiatives.”

3-3-3 Ingram Micro Reports 2012 Second Quarter Financial Results

Six-Month Period

For the six months ended June 30, 2012, worldwide sales were $17.4 billion, with gross profit of $920.3 million (5.28 percent of total sales), compared with worldwide sales of $17.5 billion, with gross profit of $913.3 million (5.23 percent of total sales) for last year’s six-month period. Six-month net income for 2012 was $151.2 million, or 98 cents per diluted share, versus $116.0 million, or 71 cents per diluted share, for the 2011 six-month period.

Outlook

Given the current macroeconomic environment, the company expects sales for the 2012 third quarter to be flat sequentially with the 2012 second quarter and expects gross margins to remain under pressure. The company will also incur incremental interest costs of approximately $2 million in the third quarter associated with the bridge financing facility entered into at the time of the BrightPoint acquisition announcement.

Conference Call and Webcast

Additional information about Ingram Micro's financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (800) 369-2005 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (888) 562-2781 or (402) 998-1437 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, could adversely disrupt our business and harm our reputation and earnings; (2) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (3) we continually experience intense competition across all markets for our products and services; (4) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (5) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (6) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of

4-4-4 Ingram Micro Reports 2012 Second Quarter Financial Results

operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly. We also face a variety of risks associated with our recently announced signing of a definitive agreement to acquire BrightPoint Inc., including: our ability to timely complete the transaction, if at all; our ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals and BrightPoint shareholder approval; the financial performance of BrightPoint and Ingram Micro through the completion of the merger; BrightPoint’s business may not perform as expected due to transaction-related uncertainty or other factors; the ability of BrightPoint and Ingram Micro to retain relationships with customers, vendors and carriers; management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans; growth of the mobility industry; uncertainties relating to litigation, including pending and future BrightPoint shareholder lawsuits related to the proposed or completed transaction; and other unknown, underestimated and/or undisclosed commitments or liabilities; our ability to maintain access to adequate levels of capital at reasonable rates and to enter into and consummate the senior unsecured bridge loan facility for up to $300 million for which we have entered into a commitment letter; and our ability to achieve the expected benefits and manage the expected costs of the transaction.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics, technical and financial support, managed and cloud-based services, and product aggregation and distribution. The company is the only global broad-based IT distributor, serving 145 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

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© 2012 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$981,244	$891,403
Trade accounts receivable, net	3,689,677	4,465,329
Inventory	3,194,271	2,942,164
Other current assets	336,398	319,506

Total current assets	8,201,590	8,618,402
Property and equipment, net	344,287	323,261
Intangible assets, net	67,521	73,330
Other assets	139,443	131,523

Total assets	$8,752,841	$9,146,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,408,717	$4,893,437
Accrued expenses	422,176	524,010
Short-term debt and current maturities of long-term debt	143,437	92,428

Total current liabilities	4,974,330	5,509,875
Long-term debt, less current maturities	320,470	300,000
Other liabilities	79,583	63,864

Total liabilities	5,374,383	5,873,739
Stockholders’ equity	3,378,458	3,272,777

Total liabilities and stockholders’ equity	$8,752,841	$9,146,516

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	June 30, 2012	July 2, 2011
Net sales	$8,777,895	$8,749,025
Cost of sales	8,325,165	8,289,793

Gross profit	452,730	459,232

Operating expenses:
Selling, general and administrative	354,106	362,084
Reorganization costs	839	—

	354,945	362,084

Income from operations	97,785	97,148
Interest and other:
Interest income	(2,200)	(1,251)
Interest expense	11,577	14,318
Net foreign currency exchange loss (gain)	1,794	(2,974)
Other	3,156	3,233

	14,327	13,326

Income before income taxes	83,458	83,822
Provision for income taxes	22,184	24,091

Net income	$61,274	$59,731

Diluted earnings per share	$0.40	$0.37

Diluted weighted average shares outstanding	154,020	162,673

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Twenty-six Weeks Ended
	June 30, 2012	July 2, 2011
Net sales	$17,413,276	$17,472,737
Cost of sales	16,492,989	16,559,433

Gross profit	920,287	913,304

Operating expenses:
Selling, general and administrative	717,055	716,371
Reorganization costs (credits)	1,396	(269)

	718,451	716,102

Income from operations	201,836	197,202
Interest and other:
Interest income	(5,966)	(2,624)
Interest expense	23,306	27,513
Net foreign currency exchange loss	7,360	35
Other	5,088	7,051

	29,788	31,975

Income before income taxes	172,048	165,227
Provision for income taxes	20,801	49,186

Net income	$151,247	$116,041

Diluted earnings per share	$0.98	$0.71

Diluted weighted average shares outstanding	154,435	163,828

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Thirteen Weeks Ended June 30, 2012
	Net Sales	Operating Income	Operating Margin
North America	$3,837,244	$68,729	1.79%
Europe	2,460,141	14,913	0.61%
Asia-Pacific	2,038,112	14,835	0.73%
Latin America	442,398	4,437	1.00%
Stock-based compensation expense	—	(5,129)	—

Consolidated Total	$8,777,895	$97,785	1.11%

	Thirteen Weeks Ended July 2, 2011
	Net Sales	Operating Income	Operating Margin
North America	$3,760,429	$67,589	1.80%
Europe	2,640,120	16,914	0.64%
Asia-Pacific	1,961,844	16,496	0.84%
Latin America	386,632	6,480	1.68%
Stock-based compensation expense	—	(10,331)	—

Consolidated Total	$8,749,025	$97,148	1.11%

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Twenty-six Weeks Ended June 30, 2012
	Net Sales	Operating Income	Operating Margin
North America	$7,444,191	$138,377	1.86%
Europe	5,107,197	36,914	0.72%
Asia-Pacific	3,987,864	29,255	0.73%
Latin America	874,024	11,865	1.36%
Stock-based compensation expense	—	(14,575)	—

Consolidated Total	$17,413,276	$201,836	1.16%

	Twenty-six Weeks Ended July 2, 2011
	Net Sales	Operating Income	Operating Margin
North America	$7,266,862	$126,736	1.74%
Europe	5,516,354	48,997	0.89%
Asia-Pacific	3,895,840	24,710	0.63%
Latin America	793,681	12,747	1.61%
Stock-based compensation expense	—	(15,988)	—

Consolidated Total	$17,472,737	$197,202	1.13%